FAWN & BUCK OPTION AND JOINT VENTURE AGREEMENT

This Agreement is made as of October 15, 2009

BETWEEN:

NORTH BAY RESOURCES INC., a corporation existing under the laws of the State of Delaware, United States of America and having an address at 2120 Bethel Road, Lansdale, PA 19446

(“North Bay”),

AND:

SILVER QUEST RESOURCES LTD., a corporation existing under the laws of British Columbia and having its head office at Suite 1410, 650 West Georgia Street, Vancouver, British Columbia, V6B 4N8

(“Silver Quest”).

WHEREAS:

A.
North Bay holds a 100% interest in four mineral claims covering a total of 406.7845 hectares located in the Omineca Mining Division, British Columbia (the “Property”) , as more particularly described in Schedule “A” hereto; and

B.
North Bay has agreed to grant Silver Quest the sole and exclusive right and option to acquire an undivided seventy-five percent (75%) right, title and interest in and to the Property whereupon a Joint Venture shall automatically be formed between the parties in accordance with the terms and conditions of this Agreement.

For valuable consideration, the parties agree as follows:

SECTION 1. - INTERPRETATION.

1.1           Definitions.  In this Agreement terms and expressions given a defined meaning in any Schedule shall have the corresponding meaning in this Agreement and:

(a)	“Affiliate” has the meaning given to that term in the Securities Act (British Columbia);

(b)	“Agreement” means this Agreement, including the recitals and the Schedules, all as amended, from time to time;

(c)	“Claims” means the mineral claims set forth in Schedule “A” and any amended or relocated mineral claims therefore;

(d)
“Commercial Production” means, and is deemed to have been achieved, when the concentrator processing ores, for other than testing purposes, has operated for a period of 60 consecutive production days at an average rate of not less than 80% of design capacity or, if a concentrator is not erected on the Property, when ores have been produced for a period of 60 consecutive production days at the rate of not less than 80% of the mining rate specified in a feasibility study recommending placing the Property in commercial production;

(e)
“Diluted Interest Royalty” means the royalty retained by North Bay or Silver Quest, as the case may be, in accordance with Section 2.2 of Schedule “B” and calculated as more fully described in Schedule “C”;

(f)	“Effective Date” means the date of the Bulletin issued by the TSX Venture Exchange stating that the Venture Exchange has accepted this Agreement for filing;

(g)
“Expenditures” means, without duplication, all costs and expenses actually and directly incurred by a party on the Property including without limiting the generality of the foregoing, monies expended in doing geophysical, geochemical and geological surveys, drilling, drifting and other underground work, assaying and metallurgical testing and engineering, in acquiring Facilities, equipping the Property for and commencing Commercial Production, in paying the fees, wages, salaries, travelling expenses, and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property and which are attributable to such person’s work on the Property, in paying for the food, lodging and other reasonable needs of such persons while engaged in such work at the Property and including all costs at prevailing charge out rates for any personnel who from time to time are engaged directly in work on the Property, such rates to be in accordance with industry standards;

(h)	“Facilities” means all buildings, facilities, structures, fixtures and improvements brought onto or erected upon or attached to the Property;

(i)	“Joint Venture” means the joint venture which may be formed pursuant to Section 7;

(j)	“Joint Venture Assets” means, after the formation of the Joint Venture, the Property and all other assets of the Joint Venture;

(k)
“Joint Venture Interest” means the percentage undivided interest of each of North Bay and Silver Quest in the Joint Venture, which interest shall, at all times, correspond with and represent their respective percentage undivided interest in the Property and vice versa;

(l)	“Letter of Intent” means the letter from North Bay to Silver Quest respecting the rights and obligations set out herein dated October 2, 2009;

(m)	“Lien” means any lien, security interest, mortgage, charge, encumbrance, or other claim of a third party, whether registered or unregistered, and whether arising by agreement, statute or otherwise;

(n)	“Management Committee” means the committee established by the parties on the formation of the Joint Venture as described in Section 3 of Schedule “B”;

(o)	“MEMPR” means the Ministry of Energy, Mines and Petroleum Resources of the Government of the Province of British Columbia;

(p)	“MTO” means “Mineral Titles Online”, the web-based system of mineral titles administered and maintained by MEMPR;

(q)	“Operator” means the party responsible for carrying out, or causing to be carried out, all work in respect of the Property during the Option Period and the Joint Venture;

(r)	“Option” means the option granted to Silver Quest by North Bay in accordance with Section 3.1;

(s)	“Party” means a party to this Agreement and “Parties” means all parties to this Agreement;

(t)	“Permitted Encumbrances” means:

(i)	liens for taxes, assessments and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of the affected Party,

(ii)
liens incurred or created in the ordinary course of business as security in favor of the person(s) who is/are providing financing or conducting the development or operation of the Property to which such liens relate for either Party’s proportionate share of the costs and expenses of such development or operation,

(iii)	mechanics', builders' and materialmen's liens in respect of services rendered or goods supplied for which payment is not due,

(iv)
easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Property affected thereby,

(v)
the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, license, franchise, grant or permit or by any statutory provision, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof,

(vi)
rights of general application reserved to or vested in any governmental authority to levy taxes on the Property or the income therefrom, and governmental requirements and limitations of general application as to production rates on the operations of the Property, and

(vii)	statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the minerals within, upon or under the Property;

(u)
“Program” means a written description, prepared by the Operator, outlining all Expenditures which the Operator contemplates incurring on the Property including a detailed description of all work which the Operator proposes to carry out on the Property pursuant to such Program;

(v)	“Property” has the meaning set forth in Recital A, together with any and all substitute or successor title thereto;

(w)	“Representative” means the individual appointed from time to time by a Party to act as such Party’s representative on the Management Committee;

1.2           Extended Meanings.  Unless otherwise specified, words importing the singular include the plural and vice versa.  The term “including” means “including, without limitation.”

1.3           Headings.  The division of this Agreement into sections and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

1.4           Severability.  If any term of this Agreement is or becomes illegal, invalid or unenforceable, that term shall not affect the legality, validity or enforceability of the remaining terms of this Agreement.

1.5           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior arrangements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or verbal.

1.6           Time.  For every provision in this Agreement, time is of the essence.

1.7           Governing Law.  This Agreement shall be governed by and shall be construed and interpreted in accordance with the laws of British Columbia and the laws of Canada applicable in British Columbia.  The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of British Columbia and the courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

1.8           Currency. All dollar amounts referred to herein are expressed in Canadian dollars unless otherwise indicated.

1.9           Statutory References.  Each reference to a statute in this Agreement includes the regulations made under that statute, as amended or re-enacted from time to time.

1.10           Schedules.  The following Schedules are incorporated herein by reference as though contained in the body hereof.  Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail:

Schedule	Description
Schedule “A”	Description of the Property
Schedule “B”	Joint Venture
Schedule “C”	Diluted Interest Royalty

SECTION 2 - REPRESENTATIONS AND WARRANTIES.

2.1           North Bay hereby represents and warrants to Silver Quest that:

(a)	it is a corporation duly incorporated and organised and validly existing under the laws of the State of Delaware;

(b)	it has full corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement;

(c)	it has been duly authorized to enter into, and to carry out its obligations under, this Agreement and no obligation of it in this Agreement conflicts with or will result in the breach of any term in:

(i)           its articles or by-laws; or

(ii)           any other agreement to which it is a party;

(d)	it has duly executed and delivered this Agreement, which binds it in accordance with its terms;

(e)	with respect to the Claims:

(i)	to the best of its knowledge and belief the Claims were properly applied for and confer upon North Bay exclusive prospecting rights to the Property;

(ii)	to the best of its knowledge and belief all required location and validation work was properly performed;

(iii)	to the best of its knowledge and belief location notices and certificates were properly recorded and filed with the appropriate governmental agencies;

(iv)	to the best of its knowledge and belief all assessment work required to hold the Claims has been performed and all applicable governmental fees have been paid;

(v)
to the best of its knowledge and belief all affidavits of assessment work, evidence of payment of applicable governmental fees, and other filings required to maintain the Claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; and

(vi)	to the best of its knowledge and belief there are no conflicting mineral dispositions;

(f)
there are no outstanding agreements or options to acquire or purchase the Property or any interest in or any portion thereof and no person, firm or corporation has any proprietary or possessory or royalty interest in the Property other than Silver Quest pursuant to this Agreement;

(g)	the Property is properly and accurately described in Schedule “A” hereto;

(h)
North Bay has a 100% registered and beneficial interest in the Property and North Bay is in exclusive possession of the mineral rights for the Property and has the exclusive right to explore and exploit the Property;

(i)
to the best of its knowledge and belief the Property is free and clear of all Liens, defects in title and third party interests other than any royalties created by statute in favour of the Crown or any agency of the Crown;

(j)
to the best of its knowledge and belief there has been no known spill, discharge, deposit, leak, emission or other release of any contaminant, pollutant, dangerous or toxic substance, hazardous waste or material substance on, into, under or affecting the Property and no such contaminant, pollutant, dangerous or toxic substance, hazardous waste or material substance is stored in any type of container on, in or under the Property;

(k)
to the best of its knowledge and belief there are no pending or threatened actions, suits, claims or proceedings regarding North Bay or the Property and there are no outstanding notices, orders, assessments, directives, rulings or other documents issued in respect of the Property by any governmental authority;

(l)	to the best of its knowledge and belief no reclamation, rehabilitation, restoration or abandonment obligations exist with respect to the Property; and

(m)	North Bay has delivered to Silver Quest all information concerning title to the Property in its possession or control.

2.2	Silver Quest hereby represents and warrants that:

(a)	it is a corporation duly incorporated and organised and validly existing under the Business Corporations Act (British Columbia);

(b)	it has full corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. It is qualified to carry on business in British Columbia;

(c)	it has been duly authorized to enter into, and to carry out its obligations under, this Agreement and no obligation of it in this Agreement conflicts with or will result in the breach of any term in:

(i)           its articles or by-laws; or

(ii)           any other agreement to which it is a party;

(d)	it has duly executed and delivered this Agreement, which binds it in accordance with its terms and

(e)
there is no action, suit, litigation, arbitration, investigation, inquiry or other proceeding in progress, or, to the best of Silver Quest’s knowledge, pending or threatened against or relating to Silver Quest or its material assets and there is no circumstance, matter or thing known to Silver Quest which might give rise to any such proceeding or to any governmental investigation relative to Silver Quest and there is not outstanding against Silver Quest any judgment, decree, injunction, rule or order of any court, government department, commission, agency or arbitrator.

2.3          Each Party’s representations and warranties set out above, will be relied on by the other Party in entering into the Agreement and shall survive the execution and delivery of the Agreement.  Each Party shall indemnify and hold harmless the other Party for any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by the other Party at any time as a result of any misrepresentation or breach of warranty arising under the Agreement.

SECTION 3 - OPTION.

3.1          For and in consideration of the payment by Silver Quest to North Bay of twenty-five thousand ($25,000) dollars and the issuance of 50,000 shares in the capital of Silver Quest (“Shares”) within five (5) business days after the Effective Date, North Bay hereby grants to Silver Quest the sole and exclusive right and option to acquire an undivided 75% Joint Venture Interest in the Property pursuant to the Option as set out herein.

3.2           In order to maintain the Option in good standing and to earn an undivided 75% Joint Venture Interest in the Property, Silver Quest must incur at least two hundred fifty thousand ($250,000) dollars in Expenditures on or before the first anniversary of the Effective Date and make subsequent cash payments, share issuances and Expenditures as follows:

On or before	Cash Payments	Silver Quest Shares	Cumulative Expenditures

First anniversary of the Effective Date	$25,000	50,000	$250,000
Second anniversary of the Effective Date	$25,000	50,000	$675,000
Third anniversary of the Effective Date	$25,000	Nil	$1,100,000
Fourth anniversary of the Effective Date	$Nil	Nil	$1,500,000

3.3           Expenditures in excess of the amounts stipulated in Section 3.2 may be carried forward and credited against Expenditures required in subsequent years.

3.4           Silver Quest will have the right to terminate this Agreement at any time up to the date of exercise of the Option by giving notice in writing of such termination to North Bay, and in the event of such termination, this Agreement will, except for the provisions of Section 5.2, be of no further force and effect save and except for any obligations of Silver Quest incurred prior to the effective date of termination.  If Silver Quest fails to incur the Expenditures set out in Section 3.2 within the time provided therein the Option will terminate and Silver Quest’s only obligations will be as set out in Section 5.2.

3.5           Once Silver Quest has exercised the Option, Silver Quest will be deemed to have acquired an undivided seventy-five percent (75%) Joint Venture Interest subject to this Agreement.

3.6           The Option is an option only and except as specifically provided otherwise, nothing herein contained will be construed as obligating Silver Quest to do any acts or make any payments hereunder except as otherwise set forth, and any act or acts or payment or payments as may be made hereunder will not be construed as obligating Silver Quest to do any further act or make any further payment or payments.

3.7           During the term of the Option, record title to the Property will be held by Silver Quest, it being understood that such transfer of legal and recorded title to the Property will be for administrative convenience only and that Silver Quest will hold such title in trust for the Parties in accordance with their interests under this Agreement and that a beneficial interest in the Property will pass to Silver Quest only upon exercise of the Option in accordance with the terms of this Agreement.

3.8           During the term of the Option, Silver Quest shall provide documentation to North Bay not less than 30 days prior to the expiry date of any of the Claims constituting the Property showing that the expiry date of said Claim(s) has been extended as the result of filing assessment work or payment of cash-in-lieu.

3.9           To give effect to Section 3.7, North Bay shall, upon receipt of notice from Silver Quest that the TSX Venture Exchange has accepted the Agreement for filing, initiate the transfer of the Claims to Silver Quest (Free Miner Certificate # 110051596, Client #144280) by completing the “Bill of Sale – Initiation” documentation and filing such documentation on the MEMPR MTO system and shall forthwith thereafter advise Silver Quest by telephone or email that such transfer was initiated.

3.10           Forthwith after being advised by North Bay pursuant to Section 3.9, Silver Quest shall accept and complete the transfer of the Claims by completing the “Bill of Sale – Completion” documentation and filing such documentation on the MEMPR MTO system.  Silver Quest shall forthwith thereafter make the payment and issue the shares pursuant to Section 3.1.

SECTION 4 - COVENANTS OF NORTH BAY.

4.1           During the Option, North Bay will:

(a)
make available to Silver Quest and its representatives all available relevant technical data, geotechnical reports, maps, digital files and other data with respect to the Property in North Bay’s possession or control, including soil samples, and all records and files relating to the Property and permit Silver Quest and its representatives at their own expense to take abstracts therefrom and make copies thereof;

(b)	promptly provide Silver Quest with any and all notices and correspondence from government agencies in respect of the Property;

(c)	cooperate fully with Silver Quest in obtaining any surface and other rights on or related to the Property as Silver Quest deems desirable;

(d)	grant to Silver Quest, its employees, agents and independent contractors, the sole and exclusive right and option to:

(i)	enter upon the Property;

(ii)	have exclusive and quiet possession thereof;

(iii)	do such prospecting, exploration, development or other mining work thereon and thereunder as Silver Quest in its sole discretion may consider advisable;

(iv)	bring and erect upon the Property such equipment and facilities as Silver Quest may consider advisable; and

(v)	remove from the Property and dispose of material for the purpose of testing; and

(e)
except to the extent agreed to be done by Silver Quest, hereunder, comply with all requirements and obligations of the Property and not take any action which may adversely affect the interest of Silver Quest in the Property.

SECTION 5 - COVENANTS OF SILVER QUEST.

5.1	During the Option Silver Quest shall:

(a)	comply with the provisions of Section 3.1 hereof;

(b)
keep the Property free and clear of all Liens arising from its operations hereunder (except liens for taxes not yet due, other inchoate liens or liens contested in good faith by Silver Quest) and proceed with all diligence to contest or discharge any Lien that is filed;

(c)
pay or cause to be paid all workers and wage earners employed by it or its contractors on the Property, and pay for all materials, services and supplies purchased or delivered in connection with its activities on or with respect to the Property;

(d)
permit North Bay, or its representatives duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and to all exploration information and data, all maps, drill logs, assay results and program budgets, records and reports, in paper or electronic form, if any, prepared by Silver Quest in connection with work done on or with respect to the Property, and furnish North Bay within sixty (60) days of the completion of a Program (for greater certainty, a Program will not be completed until Silver Quest has received all exploration data and reports generated by service companies conducting the Program), with a report with respect to the work carried out by Silver Quest pursuant to such Program and material results obtained;

(e)
conduct all work on or with respect to the Property in a careful and minerlike manner and in compliance with all applicable federal, provincial and local laws, rules, orders and regulations, and indemnify and save North Bay harmless from any and all claims, suits, demands, losses and expenses including, without limitation, with respect to environmental matters, made or brought against it as a result of work done or any act or thing done or omitted to be done by Silver Quest on or with respect to the Property;

(f)	at the completion of each work program Silver Quest shall submit a Statement of Work to the MEMPR via MTO to apply the work expenditures towards the Claims to maintain them in good standing; and

(g)	maintain adequate insurance coverage in accordance with normal industry standards and practice .

5.2           In the event of termination of the Option for any reason other than through the exercise thereof, Silver Quest will:

(a)           leave the Property:

(i)
in good standing with respect to the filing of assessment work for a period of twenty-four (24) months from the date of termination, and free and clear of all Liens arising from its operations hereunder,

(ii)	in a safe and orderly condition, and

(iii)
in a condition which is in compliance with all rules and orders of governmental authorities with respect to reclamation and rehabilitation of all disturbances resulting from Silver Quest’s use and occupancy of the Property;

(b)
deliver to North Bay, within ninety (90) days of a written request therefor, a report on all work carried out by Silver Quest on the Property (limited to factual matters only) together with copies of all sample location maps, drillhole assay logs, assay results and other technical data compiled by Silver Quest with respect to the Property;

(c)
within two business days of the termination date, initiate the transfer of record title to the Property to North Bay (Free Miner Certificate # 110043840, Client # 204090) by completing the “Bill of Sale – Initiation” documentation and filing such documentation on the MEMPR MTO system and shall forthwith thereafter advise North Bay by telephone or email that such transfer was initiated; and

(d)
have the right (and, if requested by North Bay within ninety (90) days of the effective date of termination, the obligation) to remove from the Property all facilities erected, installed or brought upon the Property by or at the instance of Silver Quest.

SECTION 6 - MUTUAL COVENANTS

6.1           During the currency of this Agreement, the Parties shall:

(a)	not do any other act or thing which would or might in any way adversely affect the rights of the Parties hereunder,

(b)	promptly provide all Parties with any and all notices and correspondence received from government agencies in respect of the Property; and

(c)	cooperate fully with each other in conducting exploration and in obtaining any surface and other rights on or related to the Property as is reasonably required.

SECTION 7 -THE JOINT VENTURE.

7.1           If Silver Quest exercises the Option as set out in Section 3, then a Joint Venture will be automatically formed between North Bay and Silver Quest with respect to the Property in accordance with Section 7.2 and the Property shall automatically become a Joint Venture Asset.

7.2           If a Joint Venture is formed pursuant to Section 7.1, the initial terms of the Joint Venture agreement shall be as set out in Schedule “B” attached to this Agreement.  Any issues that arise in the course of the Joint Venture activities prior to completion of a formal joint venture agreement in substantially the form referenced in the Continuing Legal Education of British Columbia Mining Law Materials of June 1999 (“CLE JV”) which are not covered by Schedule “B” shall be governed by the terms contained in the form of the CLE JV, however, the terms of Schedule “B” shall prevail in the event of any inconsistency with the form of the proposed CLE JV until the CLE JV is completed and executed.

7.3           Cumulative Expenditures, if any, in excess of $1,500,000, up to a maximum of $100,000, which have been committed or incurred by Silver Quest at the time of formation of the Joint Venture will be deemed to have been approved as Joint Venture programs under the Joint Venture and North Bay will pay or reimburse Silver Quest its pro rata share of such excess Expenditures.

7.4           North Bay acknowledges that Silver Quest holds other mineral rights in the vicinity of the Property, and further, has an active and on-going program to acquire additional mineral rights in the vicinity of the Property, including mineral rights in the vicinity of the Property.  North Bay agrees that there is no “Area of Interest” concept applicable to the Property, this Agreement or the Joint Venture and that it has no right to acquire an interest in any mineral rights now held or subsequently acquired by Silver Quest, whether by staking, joint venturing, purchasing or otherwise, that are contiguous to or in the vicinity of the Property.

SECTION 8 – DEVELOPMENT AND OPERATING AGREEMENT.

8.1           If a feasibility study conducted on the Property indicates that mine development work and Commercial Production are warranted, the Parties will negotiate in good faith to settle and execute a development and operating agreement for the purpose of developing and exploiting the Property or any part(s) thereof and bringing same into Commercial Production, failing which this Agreement will continue to govern the relations between them.

SECTION 9 – CONFIDENTIALITY.

9.1           All matters concerning the execution and contents of this Agreement, the Joint Venture, and the Property shall be treated as and kept confidential by the parties and there shall be no public release of any information concerning the Property without the prior written consent of the other party, such consent not to be unreasonably withheld; except as required by applicable securities laws, the rules of any stock exchange on which a party’s shares are listed or other applicable laws or regulations.  Notwithstanding the foregoing the Parties are entitled to disclose confidential information to prospective assignees, investors or lenders, who shall be required to keep all such confidential information confidential.

9.2           Prior to making any required disclosure that is permitted pursuant to Section 9.1, the disclosing Party shall provide the other Party with a draft copy of any proposed news release for review and shall allow such Party 24 hours to provide comments on the draft release before disseminating the news release.

SECTION 10 – NOTICES

10.1           The addresses for service and the fax numbers of the Parties shall be as follows:

North Bay –
North Bay Resources Inc
2120 Bethel Road
Lansdale, PA 19446 USA

Attn: Perry Leopold
Fax No.: 215-661-8959

Silver Quest -
650 West Georgia Street, Suite 1410
Vancouver, British Columbia
Canada V6B 4N8

Attn: Mr. Randy Turner
Fax No.: 604-687-1448

10.2           All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)	by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

(b)	by facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted; or

(c)
except in the event of an actual or threatened postal strike or other labor disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the fifth day following the date of mailing.

10.3           A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party.

SECTION 11- INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

11.1           North Bay shall be liable to Silver Quest for and shall, in addition, indemnify Silver Quest from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Silver Quest which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in Section 2.1 been accurate and truthful, provided however that nothing in this Section 11.1 shall be construed so as to cause North Bay to be liable to or indemnify Silver Quest in connection with any representation or warranty contained in Section 2.1 if and to the extent that Silver Quest did not rely upon such representation or warranty.

11.2           Silver Quest shall be liable to North Bay for and shall, in addition, indemnify North Bay from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by North Bay which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in Section 2.2 been accurate and truthful, provided however that nothing in this Section 11.2 shall be construed so as to cause Silver Quest to be liable to or indemnify North Bay in connection with any representation or warranty contained in Section 2.2 if and to the extent that North Bay did not rely upon such representation or warranty.

11.3           Notwithstanding any other provision in this Agreement, North Bay shall not be liable to or be required to indemnify Silver Quest in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Silver Quest in respect of which Silver Quest is liable to and has indemnified North Bay pursuant to Section 11.2.

SECTION 12– DISPOSITION AND RIGHT OF FIRST REFUSAL

12.1           Any sale, assignment or transfer by a Party of all or any part of its rights or obligations hereunder shall include a provision whereby the purchaser, successor or permitted assignee, as the case may be, shall agree to assume the rights and be subject to all the liabilities and obligations of the transferring Party under this Agreement.

12.2           If either Party elects to sell its interest that Party must first offer its interest to the other Party stating the cash consideration and other terms the offering Party is prepared to accept, which consideration must be accepted within 60 days of the offer, failing which the offered Party shall be deemed to have rejected the offer and the offering Party shall be permitted to sell such interest for a period of 90 days on terms (including the cash consideration) that are no more favourable to the buyer than those offered to the other Party.  Failing a sale closing in said 90 day period, the Right of First Refusal shall be revived.

12.3           The right of first refusal shall survive the termination of this Agreement, if such termination is the result of Silver Quest exercising its Option and acquiring the 75% undivided interest.

SECTION 13 - GENERAL

13.1           Neither Party may assign this Agreement or any rights hereunder or in the Property without the prior written consent of the other, such consent not to be unreasonably withheld. Any sale, assignment or transfer by a Party of all or any part of its right or obligations hereunder shall include a provision whereby the purchaser, successor or assignee, as the case may be, shall agree to assume the rights and be subject to all the liabilities and obligations of the transferring Party under this Agreement.

13.2           This Agreement inures to the benefit of and binds the Parties and their respective successors and permitted assigns.

13.3           Each Party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary or desirable to give effect to the terms and intent of this Agreement.

13.4           No waiver of any term of this Agreement by a Party is binding unless such waiver is in writing and signed by the Party entitled to grant such waiver.  No failure to exercise and no delay in exercising, any right or remedy under this Agreement shall be deemed to be a waiver of that right or remedy.  No waiver of any breach of any term of this Agreement shall be deemed to be a waiver of any subsequent breach of that term.

13.5           No amendment, supplement or restatement of any term of this Agreement is binding unless it is in writing and signed by each Party.

13.6           Notwithstanding any term in this Agreement, if a Party is at any time delayed from carrying out any action under this Agreement due to circumstances beyond the reasonable control of such party (other than any requirement to keep the Property in good standing with all bodies having jurisdiction over such matters, and aside from circumstances arising from the financial difficulty of such Party), acting diligently, the period of any such delay shall be excluded in computing, and shall extend, the time within which such party may exercise its rights and/or perform its obligations under this Agreement.

13.7           Any payment made under this Agreement from one party to the other may be made by cheque by personal delivery, by overnight courier to the appropriate address set out in Section 10, by electronic funds transfer, or by wire transfer.

13.8           This Agreement may be executed by facsimile and in any number of counterparts, no one copy of which need be executed by all the Parties.  A valid and binding contract in accordance with the terms hereof shall arise if and when counterpart execution pages are executed and delivered by each Party to the other.

13.9           This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein including, without limitation, the Letter of Intent.

13.10           Time is of the essence in the performance of this Agreement.

13.11           Should Silver Quest default under this Agreement then North Bay will provide written notice to Silver Quest with specific details of such defaults or failures.  After receiving said notice, Silver Quest shall have 60 days to remedy such default. Should Silver Quest fail to initiate efforts to remedy the default within the 60 day period and thereafter fail to diligently pursue such efforts, Silver Quest shall forfeit any rights it has to the Property and this Agreement shall be terminated.

13.12           Neither North Bay nor any of its principals, affiliates, or employees is a “Qualified Person” as defined by National Instrument 43-101 and therefore are not qualified to make any judgments on the economic viability of the Claims or minerals contained there-in, and as such will be held harmless for any information provided both verbal and written, expressed or implied, with regard to the economic, technical, or geological aspects of the Property.  Any conclusions drawn from the information provided are the product of Silver Quest’s own due diligence, for which it bears sole responsibility.

The parties have duly executed this Agreement as of the date and year first written above.

NORTH BAY RESOURCES INC.                                             SILVER QUEST RESOURCES LTD.

By:          /s/Perry Leopold                                                  By:           /s/ Randy Turner
                Authorized Signing Representative                                          Authorized Signing Representative

SCHEDULE “A”

DESCRIPTION OF THE FAWN AND BUCK PROPERTY

OMINECA MINING DIVISION, BRITISH COLUMBIA

Tenure Number	Type	Claim Name	Good Until	Area (ha)
598000	Mineral	BUCK	20100126	38.74
606724	Mineral	FAWN	20100627	174.2886
606728	Mineral	MALAPUT E-W	20100627	96.8958
617183	Mineral	BUCK 2	20100810	96.8601

SCHEDULE “B” - JOINT VENTURE

1.           RELATIONSHIP OF PARTIES.

The relationship of the Parties in the Joint Venture shall not be, and shall not be construed to be, a partnership relationship, an agency or legal representative relationship or a fiduciary relationship.  Except as otherwise expressly provided in this Agreement, the rights, privileges, powers, duties, liabilities and obligations of the Parties shall be as joint venturers and shall be several and not joint or joint and several.

2.           CALCULATION OF JOINT VENTURE INTERESTS.

2.1           Initial Calculation.  On the date that the Joint Venture is formed, North Bay and Silver Quest are deemed to have the following Joint Venture Interests:

	North Bay	Silver Quest
Deemed Expenditures:	$500,000	$1,500,000
Joint Venture Interest	25%	75%
Calculation on Ongoing Basis.  North Bay’s and Silver Quest’s, as the case may be, Joint Venture Interest, calculated at any time and from time to time, shall be determined in accordance with the formula:

A  =    B x 100%,  where:
C

(a)           A is North Bay’s or Silver Quest’s, as the case may be, Joint Venture Interest;

(b)	B is an amount equal to North Bay’s or Silver Quest’s, as the case may be,

(c)	C is an amount equal to the Parties’ total deemed Expenditures under Section 2.1 of this Schedule “B”, plus all of the Parties’ Expenditures made after the formation of the Joint Venture.

2.2           Conversion of Joint Venture Interest.  If either Party’s Joint Venture Interest is reduced to less than 10%, then that Party’s Joint Venture Interest shall be automatically converted to a Two Percent (2.0%) Diluted Interest Royalty calculated in accordance with Schedule “C” attached hereto.  The Joint Venture is automatically terminated upon such conversion and the surviving Party shall become the sole owner of a 100% interest in the Property, subject to the Diluted Interest Royalty.

2.3           No Obligation to Produce.  If a Party’s Joint Venture Interest is converted to the Diluted Interest Royalty pursuant to Section 2.2, any decision to place the Property or any portion thereof into production shall be at the sole discretion of the other Party and if the Property is in or is placed into production, such other Party shall have the unfettered right to suspend, curtail or terminate any such operation as it in its sole discretion may determine.

3.           MANAGEMENT COMMITTEE.

3.1           Establishment.  Promptly upon the formation of the Joint Venture, the Parties shall establish the Management Committee.  One Representative and one alternate shall be appointed in writing by each Party and re-appointed from time to time.

3.2           Powers and Obligations.  Except as expressly provided otherwise in this Agreement, the Management Committee is empowered to make all strategic and planning decisions regarding the Joint Venture. Accordingly, the Management Committee is responsible for revising, as deemed appropriate, Programs submitted by the Operator, for approving all Programs and for evaluating the results of all Programs.

3.3           Calling of Meetings.  Meetings of the Management Committee shall be held in Vancouver, British Columbia at such place, time, and date as may be determined by the Operator on at least 20 days’ notice or as may be determined by the non-Operator on at least 30 days’ notice. The Representatives may waive the notice period required for any meeting. Any notice must include the time, date, place and agenda of each meeting. On receipt of any such notice, the receiving Party may add any item to the agenda, if the receiving Party notifies the other Party of the addition at least 10 days before the meeting.  No item that is not on the agenda may be discussed without the consent of the Representatives. Individuals other than the Representatives and the alternate may attend meetings of the Management Committee with the consent of the Representatives.

3.4           Attendance at Meeting by Phone.  Any Representative may attend a meeting of the Management Committee by telephone or video conference call and such Representative is deemed to be present at such meeting.

3.5           Quorum at Meetings.  The quorum for any meeting of the Management Committee is one Representative from each of the Parties. If a quorum is not present at the time and place set for a meeting, then the meeting shall be adjourned to the same place and time on the next week. At the continuation of the adjourned meeting the Management Committee may conduct business, if a notice regarding the continuation of the adjourned meeting was sent to the Party whose Representative did not attend the first portion of the meeting. In no other circumstance may business be transacted at a meeting of the Management Committee without a quorum being present.

3.6           Chairman and Secretary of Meetings.  The initial chairman of the Management Committee (the “Chairman”) shall be determined by Silver Quest and thereafter designated annually by the Parties with the greatest Joint Venture Interest. The Chairman shall appoint a secretary to act as a secretary of the Management Committee at the beginning of each meeting of the Management Committee. Such secretary shall carry out the duties of the secretary of the Management Committee until such secretary’s replacement is appointed. The secretary shall prepare and maintain minutes of each meeting of the Management Committee. The secretary shall distribute to the Representatives such minutes, as soon as practicable following each meeting, but not later than 30 days after the meeting. The secretary shall also maintain, and distribute to the Representatives, copies of all correspondence and instruments received, sent or signed by the Management Committee or the Representatives (when acting in the capacity of a Representative).

3.7           Making Decisions.  All decisions of the Management Committee shall be by majority vote by the two voting Representatives, who shall each have the number of votes equal to such Representative’s respective Party’s Joint Venture Interest from time to time. In the event of an equality of votes, the Operator’s Representative shall have an additional and casting vote. Alternatively, the Management Committee may transact any business by a written instrument signed by a Representative of each Party. Each decision of the Management Committee shall be final and binding on the Parties.

3.8           Consent of Management Committee Required.  Notwithstanding any term in this Agreement, the Operator shall not take any of the following actions without obtaining the prior written unanimous consent of the Parties:

(a)	create, or permit to remain, any material Liens, upon any Joint Venture Asset, except for any Liens which are customary in the circumstances of a mining joint venture;

(b)	abandon, sell or otherwise dispose of the Property, or any material part thereof, other than the Operator’s right to dispose of or allow Claims to lapse pursuant to Section 8;

(c)	settle any suit, claim or demand with respect to the Joint Venture involving an amount in excess of $500,000;

4.           THE OPERATOR, ITS POWERS AND OBLIGATIONS.

4.1           Initial Operator.  Upon the formation of the Joint Venture, Silver Quest shall be the first Operator.

4.2           Resignation and Replacement.  The Operator may resign as Operator upon notifying the non-Operator in writing of its resignation at any time after a Program has been approved by the Management Committee but before the commencement of the implementation of such Program, or at any time if no Program is being carried out at that time. The Operator shall be deemed to have resigned if:

(a)
the Operator materially defaults in its obligations as operator hereunder and fails to commence and diligently prosecute measures to remedy such default within thirty (30) days after the non-Operator shall have given written notice to the Operator of such default specifying in such notice the nature of the default;

(b)	the Joint Venture Interest of the Operator becomes less than fifty percent (50%); or

(c)
pursuant to Section 5.1 of this Schedule “B”, the Operator fails to submit a Program requiring minimum Expenditures of at least Fifty Thousand Dollars ($50,000) to the Management Committee within six (6) months of the completion of the previous Program;

(d)	an attachment in respect to any material liability of the Operator is made on the Property which is not related to the business of the Joint Venture,

(e)           the Operator:

(f)
admits in writing its inability to pay its debts as they become due other than indebtedness (“non-recourse financing”) for money borrowed or guaranteed where the recourse of the holder thereof is restricted to realization upon specific assets none of which consist of any Interest, and where failure to pay the indebtedness does not result in the creation of an unsecured obligation of the Operator,

(g)           makes an assignment for the benefit of creditors,

(h)	consents to the appointment of a receiver (other than a receiver appointed under non-recourse financing) for all or a substantial part of its assets,

(i)	files a petition in bankruptcy or for a reorganization or an arrangement under applicable bankruptcy, insolvency or creditors’ relief laws, or otherwise seeks the relief therein provided, or

(j)           is adjudicated bankrupt or insolvent; or

(k)
a Court order is pronounced in respect of the Operator, appointing a receiver or trustee for all or a substantial part of its property (except for property, other than the Property, securing non-recourse financing), or approving a petition in bankruptcy or for a reorganization under applicable bankruptcy, insolvency or creditors’ relief laws or for any judicial modification or alteration of the rights of creditors.

In the event of the occurrence of (c) above, the non-Operator shall have the right within a period of ninety (90) days of the occurrence of such event to prepare and deliver to the Management Committee a Program requiring minimum Expenditures of at least Fifty Thousand Dollars ($50,000) and the provisions of this Section 4.2 and Section 5 shall for all purposes of this Agreement apply mutatis mutandis as if for such Program the non-Operator was the Operator.  Provided further that notwithstanding the foregoing, Silver Quest so long as it retains at least a fifty percent (50%) interest in the Joint Venture, shall continue to have the right to retain its position as Operator in accordance with this Section 4.2 following completion of a Program by the non-Operator.

On any change or replacement of the Operator, the retiring Operator shall transfer all data, documents, reports, records, accounts, samples and assays in its possession or control, and relating to the Mining Operations or the Property, to the incoming Operator.

4.3           Powers and Obligations.  Subject to the approval of each Program by the Management Committee and to funds being advanced by the Parties who have elected to contribute to such Program, the powers and obligations of the Operator shall be as follows:

(a)
to manage the Joint Venture and conduct, or cause to be conducted, all work performed under a Program in a good and workmanlike manner in accordance with good exploration, engineering, mining and accounting practice and in accordance with the terms of this Agreement;

(b)
to submit each Program to the Management Committee for approval by delivering the Program to the Representatives at least 30 days in advance of the meeting of the Management Committee at which such Program is to be considered;

(c)
subject to Section 3.8 of this Schedule “B”, to keep the Property in good standing and to pay all applicable payments, fees and taxes, and other similar governmental charges lawfully levied or assessed in respect of the Property, except that the Operator shall not be obliged, however, to make any such payment as long as such payment is being contested in good faith and the non-payment thereof does not adversely affect the Property;

(d)
subject to Sections 6, 7 and 8 of this Schedule “B”, to provide, purchase, lease or rent all plant, buildings, machinery, equipment, tools, appliances, materials, supplies and services required for a Program and to dispose of the same when no longer required or useful for the purposes of the Property and the Joint Venture;

(e)
to maintain and keep the Joint Venture Assets, or to cause the Joint Venture Assets to be maintained and kept, in good operating condition and repair in accordance with good exploration and mining practice;

(f)
to comply with all applicable statutes, regulations, by-laws, laws, orders and judgements and all directives, rules, consents, permits, orders, guidelines, approvals and policies of any applicable governmental authority affecting the Joint Venture;

(g)
to obtain and maintain such types and levels of property and liability insurance with respect to the Joint Venture as the Operator shall consider necessary from time to time, such coverage to include the non-Operator as a named insured to the extent of the non-Operator’s undivided interest in the Joint Venture from time to time;

(h)
to require the Operator’s contractors and subcontractors to take out and maintain such types and levels of property and liability insurance as the Operator shall consider necessary or advisable from time to time and to comply with the requirements of all applicable unemployment insurance and workers’ compensation legislation with respect to work or services to be provided by such contractors or subcontractors;

(i)	to advise the non-Operator of any accident or occurrence resulting in any material damage to or destruction of any Joint Venture Assets or material harm or injury to any individual;

(j)
to keep adequate data, information and records of the Operator’s management of the Joint Venture and to keep suitable accounts which reflect all financial aspects of the Joint Venture and once per year to make such available to the non-Operator, at the place designated by the Operator, within 10 days of receipt of a written request for disclosure by the non-Operator and to permit the non-Operator at reasonable times and upon notice in writing to the Operator to audit the Operator’s accounts and records relating exclusively to the operations of the Joint Venture for any calendar year within 12 months following the end of such calendar year at the non-Operator’s expense;

(k)
to provide the non-Operator with monthly reports on activities on the Property, including a report of expenditures in comparison to the budget, during periods of active field work or when mine operations are active, quarterly reports and a detailed annual report on the Operator’s management of the Joint Venture, including an accounting of all Expenditures made by the Operator under the current or previous Program;

(l)
to permit the non-Operator, at the non-Operator’s sole risk and expense and with prior notice to the Operator, access to the Property during normal working hours for the purpose of examining activities and work thereon and access to, and the right to inspect and copy all geological, geochemical, geophysical, engineering and environmental data, maps, available drill core, drill logs, surveys, analyses and other technical information acquired with respect to the Property in the course of the work of the Joint Venture, so long as such access shall not materially interfere with or impair such activities and work; and

(m)
to have all powers necessary to carry out, or cause to be carried out, all of the Operator’s obligations set out in this Agreement and to otherwise carry out, or cause to be carried out, all Programs approved by the Management Committee.

4.4           Emergencies.  In an emergency, the Operator, without the consent of the non-Operator, may take such immediate actions and make such immediate Expenditures as the Operator deems necessary to keep the Property in good standing or for the protection of individuals and/or property and/or the environment.  The Operator shall promptly report such emergency actions and Expenditures to the non-Operator by delivering an invoice to the non-Operator.  The non-Operator shall pay its share of the Expenditures to the Operator in accordance with Section 5.4 of this Schedule “B”.

4.5           Closure Fund.  The Operator may establish and administer a closure fund to be applied by the Operator to satisfy any legal obligations of the Parties respecting a mine maintenance plan or mine closure plan, including obligations for severance pay, pensions, rehabilitation and reclamation work.  Each Party shall contribute its proportionate share of such fund based on such Party’s Joint Venture Interest at the time of the establishment of the fund (or at the time of the contribution, in respect of subsequent contributions). The Operator shall invest any unused portion of such fund and all income thereon shall accrue in such fund. If the Operator determines that such fund, or any portion thereof, is no longer necessary, the Operator shall make payments to the Parties in proportion to their contribution to such closure fund on the date of such payments.

5.           PROGRAMS.

5.1           Contents of Program.  The Operator shall prepare a Program and submit such Program budget to the Management Committee for approval at least sixty (60) days before the beginning of each calendar year. The Management Committee must approve each Program prior to implementation. Each Program shall cover a period of up to 12 months or such other period as the Parties may agree. Each Program must contain:

(a)
a reasonably detailed outline of all work which the Operator contemplates carrying out on the Property under such Program detailing the areas on the Property to be subject to such work and the time frame for each of the major elements of such work;

(b)	a reasonably itemised budget, broken down by month, of the projected Expenditures under the Program;

(c)
the budget shall include a contingency provision for costs not specifically itemized in the budget for the Program, which contingency provision shall be, at the Operator’s sole discretion, either a lump-sum dollar amount for the entire Program, or a dollar amount calculated as a percentage of the budgeted total cost for the itemized items and in either case need not be broken down by month, and

(d)	the estimated amount and date of each payment that the non-Operator would have to make to the Operator.

5.2           Election by Representatives.  If the Operator proposes a Program which is approved by the Management Committee:

(a)	for less than One Million Dollars ($1,000,000), the Representatives shall then have 30 days to elect whether or not to participate in the Program; or

(b)	for more than One Million Dollars ($1,000,000), the Representatives shall then have 30 days to elect to participate in the Program, and a further 30 days to raise their share of the funding required.

5.3           Approved Programs.  The Operator shall carry out each Program approved by the Management Committee provided the Parties who have elected to contribute to such Program provide the Operator with their proportionate share of the funding in respect of the Program.

5.4           Payments to Operator.  If a Representative elects to participate in a Program on behalf of a Party, the Operator will submit an invoice to such Representative on or between the first and 20th day of the month immediately preceding a month in which Expenditures are to be made under a Program.  The invoice must set out the estimated Expenditures under the Program for the immediately following month, multiplied by the Joint Venture Interest of such Party. Within 30 days of receipt of such invoice, such Party shall pay the Operator the invoice amount.  The Operator may also submit other invoices relating to reconciliations, bills, accounts or other requests for payment in respect of any Expenditures made by the Operator under a Program or otherwise in accordance with this Agreement. Such invoice must set out the total amount involved, multiplied by the participating Party’s Joint Venture Interest. Within 30 days of receipt of such invoice, such Party shall pay the Operator the invoice amount.  If such Party fails to make any payment to the Operator under this Section 5.4 of this Schedule “B” within any applicable 30 day payment period, after previously having elected to do so, such Party shall make such payment together with an interest payment, calculated at the rate equal to the annual rate of interest announced from time to time by the Canadian Imperial Bank of Commerce as its reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada (commonly known as its prime rate), plus 10%, for the period commencing on the expiry of such 30 day payment period and terminating on the date that full payment is made.  If such Party fails to make full payment, including in respect of interest, to the Operator within 60 days of the expiry of the applicable 30 day payment period, Section 5.6 of this Schedule “B” applies.

5.5           Failure to Participate.  If a Party does not elect to participate in a Program, its Joint Venture Interest shall be diluted in accordance with Section 2.1 of this Schedule “B”.

5.6           Failure to Make Payment by non-Operator.  If a Party which has elected to participate in a Program fails to make a required payment within the 60 day period referred to in Section 5.4 of this Schedule “B”, such Party’s Joint Venture Interest shall be diluted at a rate of two times normal dilution.

5.7           Failure to Spend at Least 80% of Budget.  If a Party does not elect to participate in a Program and the Operator does not make Expenditures under the Program at least equal to 80% of budgeted Expenditures, the non-participating Party shall not have its Joint Venture Interest reduced in accordance with Section 2.1 of this Schedule “B” if the non-participating Party promptly pays the Operator, following receipt of notice from the Operator of the completion of such Program at less than 80% of budgeted Expenditures, an amount equal to the total Expenditures made under such Program, multiplied by the non-participating Party’s Joint Venture Interest, determined at the commencement of such Program.

5.8           Expenditures More Than 10% Above Budget.  Expenditures made by the Operator exceeding the Expenditures contemplated by the Program by less than 10% will be funded by the Parties in proportion to their Joint Venture Interests.  Expenditures made by the Operator exceeding the Expenditures contemplated by the Program by more than 10% will be funded solely by the Operator, unless otherwise agreed by the Parties in writing.  Unless otherwise agreed by the Parties in writing, any such payments exceeding the Expenditures contemplated by the Program by more than 10% which are made by either the Operator or the non-Operator will not form part of the calculations used to determine the Joint Venture Interests of the Parties in accordance with Section 2 of this Schedule “B”.

5.9           Return of Surplus Monies.  If, after completion of any Program, the Operator is in possession of any moneys contributed by the Parties and which are not required for the discharge of obligations relating to such Program, the Operator shall repay such moneys to the contributing Parties.

5.10           Failure to Submit Program to Management Committee.  If the Operator does not submit a Program involving Expenditures of at least $50,000 to the Management Committee for approval within a period of at least 6 months from the date of completion of the last Program (being when the report is complete and delivered to the non-Operator), then the non-Operator may propose a Program to the Management Committee for an amount not less than $50,000.  If the non-Operator makes such a proposal and the Program is approved by the Management Committee, the Operator shall carry out such Program and fund its proportionate share. If the Management Committee does not approve such Program, the non-Operator may, notwithstanding Section 4.2 of this Schedule “B”, become the Operator and carry out the Program. Following the completion of such Program Section 4.2 of this Schedule “B” shall apply once again.

6.           DEALINGS WITH AFFILIATES.

Any Joint Venture Assets that the Operator may purchase, lease or rent from an Affiliate shall be purchased, leased or rented at not more than fair market value. The cost of all work which the Operator may contract to an Affiliate shall be not more than the fair market value of such work. Any Joint Venture Assets that the Operator may sell or otherwise dispose of to an Affiliate shall be sold or otherwise disposed of at not less than fair market value. The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests. The Operator shall give the non-Operator written notice of any significant transaction with an Affiliate and the non-Operator may, at any time within 12 months after it has received such notice, dispute whether such transaction was at fair market value.

7.           USE OF SURPLUS JOINT VENTURE ASSETS.

Subject to Section 5.9 of this Schedule “B”, the Operator may use any Joint Venture Assets which are no longer required for the Joint Venture for such other purposes and on such terms as the Operator may from time to time determine.  The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests.  If such surplus Joint Venture Assets are used by the Operator, outside the scope of the Joint Venture, or are used by an Affiliate of the Operator, outside the scope of the Joint Venture, then the net proceeds in respect of such use shall be deemed to be an amount equal to what could be obtained from an arms-length third party.

8.           DISPOSITION OF JOINT VENTURE ASSETS.

Subject to Section 3.8 of this Schedule “B”, and except as set out below, the Operator may from time to time sell or otherwise dispose of such part of the Joint Venture Assets as are no longer required for Joint Venture operations.  The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests.

The Operator may dispose of or allow to lapse any of the Claims that comprise the Property, by providing to the non-Operator 120 days prior written notice (the “Disposition Notice”) of its intention to do so. Upon receipt of the Disposition Notice, the non-Operator shall have the option, exercisable by providing written notice of such (the “Exercise Notice”) to the Operator within 14 days of the Disposition Notice, to require the Operator to transfer the Claims that are the subject of the Disposition Notice to the non-Operator, and in such event, the Operator shall transfer such Claims to the non-Operator as soon as reasonably possible after receipt of the Exercise Notice.  Once the Claims have been transferred to the non-Operator, such Claims shall no longer form part of the Property or be subject to this Agreement.

9.           INSURANCE PROCEEDS.

The Operator shall apply, to the extent determined by the Operator, any insurance proceeds received by the Operator in respect of any loss or damage to Joint Venture Assets towards the repair or replacement of the lost or damaged Joint Venture Assets.  The Operator shall pay the remaining proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests.

10.           SETTLEMENT PAYMENTS.

Subject to Section 3.8(c) of this Schedule “B”, all losses, costs, expenses, claims or damages, including legal fees and disbursements, net of any insurance proceeds, incurred and paid by the Operator in settlement of any loss, cost, expense, claim, damage, judgement or similar matter (including a payment made, or an action taken, by the Operator as a result of an action of a governmental agency) shall constitute an Expenditure made by the Operator under the applicable Program.  In addition, the non-Operator, in proportion to its Joint Venture Interest calculated on the date that the initial liability was incurred which gives rise to this indemnification obligation, shall indemnify and hold harmless the Operator for any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by the Operator in respect of a third party claim (including an action of a governmental agency which results in a payment made, or an action taken, by the Operator), except to the extent that such claim arose from the gross negligence or wilful misconduct of the Operator.

11.           LIABILITY OF OPERATOR.

The Operator shall not be liable to the non-Operator for any loss, cost, expense, claim or damage, including legal fees and disbursements, (including a payment made, or an action taken, by the Operator as a result of an action of a governmental agency) except to the extent that such loss, cost, expense, claim or damage is attributable to the gross negligence or wilful misconduct of the Operator.  In no event (including fundamental breach) shall the Operator be liable to the non-Operator for any indirect, special or consequential damages (including for loss of goodwill, loss of actual or anticipated profits or other economic loss), even if the Operator has been advised of the potential for such damages.

12.           GST.

At the request of the Operator, the Parties shall promptly execute all documents and take all other actions required to make (and file, if necessary) the election referred to in section 273 of the Excise Tax Act (Canada), with a view to authorizing the Operator to pay, from time to time, on behalf of the other Party, all taxes which relate to the Joint Venture and which may become due and payable under Part IX of the Excise Tax Act (Canada).  This Section 12 of this Schedule “B” shall apply, with such changes as are required in the circumstances, in respect of any similar applicable provincial legislation.

13.           NO PARTITION.

Subject to Section 3.8 of this Schedule “B”, no Party may seek or obtain partition of any of the Joint Venture Assets, including the Property, or any interest therein whether by way of physical partition, sale or otherwise.  No statute, regulation or law providing for partition, or partition and sale, shall apply to any of the Joint Venture Assets.

14.           NO RESTRICTION ON OTHER ACTIVITIES.

Each Party has the unrestricted right to engage in, and receive the full benefit of, any activity outside the scope of the Joint Venture, without consulting with, or accounting to, the other party, or permitting the other party to participate in such activity.

15.           TERMINATION.

If the Parties agree to terminate the Joint Venture, the Operator may take any actions necessary or desirable to wind up the Joint Venture.  All costs, charges and expenses of winding up the Joint Venture (including in respect of any reclamation) shall be for the account of the Joint Venture and the Parties shall divide the net Joint Venture Assets in proportion to their Joint Venture Interests, although any loans advanced to the Joint Venture by a Party shall be satisfied before any other distribution of assets is made to the Parties.  Once the said costs, charges and expenses have been paid in full, the Operator may sell the Joint Venture Assets (with the prior approval of the non-Operator, where Joint Venture Assets are sold for a total amount of in excess of $100,000) or distribute the Joint Venture Assets to the Parties in kind.

16.           WITHDRAWAL FROM JOINT VENTURE.

16.1           Right of Withdrawal and Mechanics.  Either Party may, at any time during the Joint Venture, voluntarily withdraw from the Joint Venture (the “Withdrawing Party”) and forfeit its interest in and to the Property and its rights under this Agreement by giving written notice of such withdrawal to the other Party (the “Remaining Party”).  The notice must indicate an effective date for such withdrawal which may not be earlier than 90 days after receipt of such notice.  The effects of the delivery of such notice are set out below.

(a)           The Withdrawing Party shall:

(i)	remain liable for its share, based on its Joint Venture Interest, of all costs, expenses and obligations arising out of operations conducted before the effective date of the withdrawal;

(ii)
secure by way of a letter of credit, or otherwise to the satisfaction of the Remaining Party, its share, based on its Joint Venture Interest, of the costs of reclaiming the Property, as estimated at the effective date of the withdrawal considering all applicable statutes, regulations, by-laws, laws, orders and judgements and with all directives, rules, consents, permits, orders, guidelines, approvals and policies of any governmental authority;

(iii)	continue, for a period of three years after the effective date of the withdrawal, to be bound by Section 10;

(iv)	execute and deliver such documents as may be necessary to transfer the Property to the Remaining Party;

(v)
remove, within 12 months of the effective date of the withdrawal, all buildings, machinery, equipment and supplies brought upon the Property by the Withdrawing Party that are not Joint Venture Assets; and

(vi)           not be entitled to any royalty under this Agreement.

(b)	The Remaining Party shall become the owner of a 100% of the Withdrawing Party’s interest in and to the Property as of the effective date of the withdrawal.

(c)	The Joint Venture shall be terminated and the Management Committee shall be terminated, as of the effective date of the withdrawal.

16.2           Right of Remaining Party to Withdraw.  Upon receipt by the Remaining Party of a notice of withdrawal, the Remaining Party may give notice to the Withdrawing Party prior to the effective date of the withdrawal electing to join in the withdrawal (“Joint Withdrawal”).  In such case, the Joint Venture shall be terminated in accordance with Section 15 of this Schedule “B”.

17.           GOVERNMENTAL ASSISTANCE.

Any grant or other form of governmental financial assistance received by a Party with respect to Mining Operations shall be shared by the Parties, in the proportion of their respective Joint Venture Interests at the time that such grant or financial assistance is received.

18.           RIGHTS TO MINERAL PRODUCTS

18.1           Each Party shall own and have the right, privilege and power to take in kind and separately dispose of a portion of all Mineral Products produced from the Property, in accordance with its Joint Venture Interest.  The Operator shall designate and notify the Parties of the points of delivery situated on the Property for the Parties respective Joint Venture shares of such Mineral Product and all costs in respect of such Mineral Products shall be for the account of the Joint Venture, until such Mineral Products are delivered to such points.  After such Mineral Products are delivered to such points each Party shall pay its own costs in respect of such Mineral Products.  The Operator shall use its best efforts to ensure that each Party receives product of like quality.

18.2           The Operator shall have no obligation in respect of the Parties’ Mineral Products after delivery of such Mineral Products to the point of delivery provided, however, that if a Party is prepared to sell its Mineral Products at the same time and on the same terms and conditions as the Operator is selling its own Mineral Products and so advises the Operator the Operator may, but is not obligated to, act as an agent for the Non-Operator in relation to the sale of the Non-Operator’s Mineral Products on the terms and conditions that are equivalent to the terms and conditions obtained for its own Mineral Products.  If the Operator elects to act as agent for the Non-Operator, it may discontinue such agency at any time upon giving the Non-Operator 30 days advance notice.  If the Operator, while acting as the Non-Operator’s agent, is of the opinion that 100% of its own Mineral Products and 100% of the Non-Operator’s Mineral Products available for sale cannot be sold at the same time for revenue deemed acceptable by the Operator, the Operator shall arrange for sales of a lesser amount of each Party’s Mineral Products on a pro rata basis.  In the event that the Operator acts as an agent for the Non-Operator, the Operator shall be entitled to sale commissions equal to prevailing rates charged by other agents for effecting similar sales.  In the event of a non-arm’s length sale of Mineral Products, such sale shall be at commercially competitive rates.

19.           REPLACEMENT JOINT VENTURE

19.1           If either Party so desires at any time the Parties will expeditiously work to settle a more detailed Joint Venture Agreement in substantially the form referenced  in the Continuing Legal Education Society of British Columbia Mining Law Materials of June 1999 (“CLE JV”).  Until the CLE JV is completed and executed  the initial terms of the joint venture agreement shall be as set out in this Schedule “B”. Any issues that arise in the course of the joint venture activities prior to completion of the CLE JV which are not covered by this Schedule “B” shall be governed by the terms contained in the form of the CLE JV, however, the terms of this Schedule “B” shall prevail in the event of any inconsistency with the form of the proposed CLE JV until the CLE JV is completed and executed.

SCHEDULE “C” – DILUTED INTEREST ROYALTY

Pursuant to Section 2.2 of Schedule “B” – Joint Venture Terms of the attached Agreement, a Party (the “Payee”) may become entitled to a Diluted Interest Royalty.  Such royalty shall be calculated in accordance with this Schedule “C”.  Unless specifically provided otherwise, any terms or expressions given a defined meaning in this Schedule “C” shall have a corresponding meaning in the Agreement of which this Schedule “C” forms a part, and any terms or expressions given a defined meaning in the Agreement shall have a corresponding meaning in this Schedule “C”.

1.
The Diluted Interest Royalty payable to a former Joint Venture Participant whose Joint Venture Interest was converted pursuant to Section 2.2 of Schedule “B” (a “Payee”) will, subject to reduction under paragraph 9, be equal to Two Percent (2.0%) of Net Returns and will be paid by the remaining Participant (the “Payor”) in accordance with the terms of this Schedule “C”.

2.	Net Returns will be calculated on a calendar quarterly basis and will be equal to Gross Revenue (as hereinafter defined) less Permissible Deductions (as hereinafter defined) for such quarter.

3.	In this Schedule, the following words have the following meanings:

(a)	“Gross Revenue” means the aggregate of the following amounts (without duplication) accruing in each quarterly period following commencement of Commercial Production:

(i)	subject to paragraph 8(a), the revenue received by the Payor from arm’s length purchasers of all Mineral Products;

(ii)	the fair market value of all Mineral Products sold by the Payor in such a period to persons not dealing at arm’s length with the Payor; and

(iii)	any proceeds of insurance on Mineral Products;

(b)	“Mineral Products” means all ores, concentrates, minerals, diamonds, compounds or refined or semi-refined products produced from the Property;

(c)
“Permissible Deductions” means the aggregate of the following charges (to the extent that they are not deducted by any purchaser in computing payment) that are incurred with respect to the Mineral Products in each quarterly period:

(i)	sales charges levied by any sales agent on the sale of Mineral Products;

(ii)
transportation costs for Mineral Products from the Property to the place of beneficiation, processing or treatment, if applicable, and thence to the place of delivery of Mineral Products to a purchaser thereof, including shipping, freight, handling and forwarding expenses;

(iii)
all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with beneficiation or refining of Mineral Products after leaving the Property, including all smelter and refinery charges and all weighing, sampling, assaying, representation and storage costs, deductions from gross metal content and umpire charges, and any penalties charged by the processor, smelter, or refinery;

(iv)	all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with any valuation of Mineral Products or marketing of Mineral Products;

(v)
all insurance costs on Mineral Products and any government royalties, production taxes, severance taxes and sales and other taxes levied on Mineral Products or on the production value thereof (other than income taxes of the Payor); and

(vi)	all amounts payable pursuant to the Underlying Royalty.

4.
For greater certainty, and without limiting the generality of the foregoing, all charges deducted by an arm’s length purchaser of ores or concentrates whether for smelting, treatment, handling, refining, storage or any other operation on or service relating to the Mineral Products that occurs after the point of sale shall be considered to be legitimate deductions in arriving at the Net Returns amount.

5.
The Diluted Interest Royalty will be calculated and paid within 60 days after the end of each calendar quarter.  Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show the payment’s derivation (the “Statement”) must be submitted with the payment.

6.
In the event that final amounts required for the calculation of the Diluted Interest Royalty are not available within the time period referred to in Section 5 of this Schedule “C”, then provisional amounts will be estimated and the Diluted Interest Royalty paid on the basis of this provisional calculation.  Positive or negative adjustments will be made to the Diluted Interest Royalty payment payable for the succeeding quarter.

7.
Subject to the adjustment provisions of this Schedule “C”, all Diluted Interest Royalty payments will be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee delivers to the Payor a written notice (“Objection Notice”) describing and setting forth a specific objection to the calculation thereof within sixty (60) days after receipt by the Payee of the Statement.  If the Payee objects to a particular Statement as herein provided, Payee will, for a period of sixty (60) days after the Payor’s receipt of such Objection Notice, have the right, upon reasonable notice at a reasonable time, to have the Payor’s accounts and records relating to the calculation of the Diluted Interest Royalty in question audited by the auditors of the Payor.  If such audit determines that there has been a deficiency or excess in the payment made to the Payee, such deficiency or excess will be resolved by adjusting the next quarterly Diluted Interest Royalty payment due hereunder.  The Payee will pay all the costs and expenses of such audit unless a deficiency of five (5%) or more of the amount due is determined to exist in which case the Payor will pay the costs and expenses of such audit.  All books and records used and kept by the Payor to calculate the Diluted Interest Royalty due hereunder will be kept in accordance with Canadian generally accepted accounting principals.  Failure on the part of the Payee to make claim against the Payor for adjustment within such sixty (60) day period by delivery of an Objection Notice will conclusively establish the correctness and sufficiency of the Statement and Diluted Interest Royalty payments for such quarter, and forever preclude the filing of exceptions thereto or making of claims for adjustment thereon by the Payee.  Nothing herein will limit the Payee’s rights arising out of fraud.

8.
All profits and losses resulting from the Payor engaging in any commodity futures contract, forward sales contract, product loan, options contract, or any other type of derivatives contract or any combination thereof, and any other hedging transactions with respect to Mineral Products (collectively, “Hedging Transactions”) are specifically excluded from calculations of the payments on account of the Diluted Interest Royalty pursuant to this Schedule “C” (it being the intent of the parties that the Payee will not have any right to participate in such Hedging Transactions or to share in any profits or losses therefrom).  All Hedging Transactions by the Payor and all profits or losses associated therewith, if any, will be solely for the Payor’s account.  The amount of Gross Revenue derived from all Mineral Products subject to Hedging Transactions will be determined pursuant to the provisions of this paragraph 8, as set forth below and not by paragraph 3(a)(i):

(a)	the Gross Revenue for Mineral Products that are subject to Hedging Transactions will be determined using the price (the “Price”) that is:

(A)
for gold, the average price of gold, which will be calculated by dividing the sum of all London Bullion Market Association P.M. Gold Fix prices reported for the quarterly period in question by the number of days for which such prices were quoted; and

(B)
for all other Mineral Products, the spot price or average price or a valuation, as applicable, estimated by a mutually agreeable trade association or marketing group or entity recognized within the applicable industry as being knowledgeable with respect to current marketing conditions for the applicable Mineral Products;

multiplied by the quantity of Mineral Products that are subject to that particular Hedging Transaction;

(b)
unless otherwise specified above, the reference spot price to be used for a particular Hedging Transaction will be determined using the reference spot price published for the week containing the date that the Mineral Products subject to that Hedging Transaction are deemed to be sold;

(c)
Mineral Products subject to Hedging Transactions will be deemed to be sold, and revenues received therefrom, only on the date of final settlement of the amount of refined Mineral Products allocated to the account of the Payor by a third party refinery in respect of such transactions, and

(d)	the Payor will have no obligation to fulfill any Hedging Transaction which the Payor or any of its Affiliates may hold with Mineral Products.

9.
The Payee hereby irrevocably grants to the Payor the right to purchase for cancellation (the “Buy-Down Option”) One-half (1/2) of the Diluted Interest Royalty.  The purchase price shall be One Million Dollars ($1,000,000).  The Buy-Down Option may be exercised at any time prior to, or within Ninety (90) days following the commencement of Commercial Production on the Property.

10.
If the Payor determines that it would be advantageous to the efficient operation of a processing plant to process Ore by commingling Ore with ore from other properties, then prior to doing so, the Payor shall give the Payee sixty (60) days notice of its intention, and shall deliver to the Payee a detailed description of the commingling plan under which the commingling shall be conducted.